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                                                                    EXHIBIT 21.1


                  TUESDAY MORNING CORPORATION'S SUBSIDIARIES


                              TMI Holdings, Inc.

                             Tuesday Morning, Inc.

                        Tuesday Morning Partners, Ltd.

                             Friday Morning, Inc.